Exhibit 10.2

July 17, 2008
Theater Xtreme Entertainment Group
250 Corporate Boulevard, Suite E
Newark, DE 19702

Attention:  Robert Oberosler, Chairman & Chief Executive Officer

Dear Mr. Oberosler:

  1. Services Requested.   Theater Xtreme Entertainment Group, Inc. (the “Company”) hereby requests American Capital Partners, LLC (the “Advisor”) to advise it (and/or the Company’s affiliates) in :

(a)
Acquiring all or substantially all of the capital stock and/or no less than twenty-five (25%) percent of the assets, of one or more entities (the “Target Entities”) as set forth below, either through a direct investment in exchange for services rendered, in exchange for assets, through a merger, acquisition, exchange offer or otherwise (each, a “Covered Transaction”): ie: Jasper Cabinet Company;

(b)	Provide for the execution of a non-disclosure agreement between the Company and any Target Entity;

(c)	Assist the Company in identifying and organizing due diligence materials to be made available;

(d)	Assist in assigning a value to the Company, its businesses and its assets, as well as, any Target Entities, utilizing such methods as deemed appropriate by Advisor;

(e)	Provide advice with respect to, and assist in negotiating any Transaction between the Company and Target Entities, including the review of all documents associated with such transaction; and

(f)	Coordinate all activities associated with the close of a Transaction of all outside legal and accounting advisors to the Company.

2.           Compensation and Expenses. Notwithstanding anything to the contrary provided herein or elsewhere (including, but not limited to, any other compensation received by the Advisor from the Company, including, pursuant to any Engagement Agreement, upon any and all closings (a “Closing”) of one or more Covered Transactions, the Company shall pay in cash (the “Fees”) to the Advisor under this Agreement as follows:

(a) The Fee shall be two hundred fifty thousand dollars ($250,000), which may be paid in cash or common stock at the option of the Company.

The Company shall pay any and all of the Advisor’s costs and expenses as incurred, regardless of whether any Covered Transaction closes including, but not limited to, all legal fees and expenses of the Advisor.  Fees (and any prior unpaid expenses) for a Covered Transaction will be paid to the Advisor at the same time(s) as the Company closes the particular Covered Transaction giving rise to payment of the Fees.  The Company shall pay to the Advisor the Fee for each and every Covered Transaction giving rise to that Fee that closes.

3.         Term of the Agreement.  This agreement shall commence upon the date of its execution by the Advisor and Company and shall terminate one (1) year from the date of execution or execution or extended to another date mutually agreed to in writing by both parties (either date the “Termination Date”). Either party may terminate this Agreement, with or without cause, by providing the other party at least sixty (60) days prior written notice. However, in the event that the parties continue to be engaged in discussions reasonably expected by the Company to result in a Covered Transaction, Advisor and Company hereto agree that this Agreement shall be extended to such time that either a Covered Transaction is consummated or such discussions have been terminated.

Notwithstanding any termination of this Agreement, for a period of twenty-four (24) months after termination of this Agreement, Advisor shall be entitled, at the Close thereof, to the Full fees due under Paragraph (2) of this Agreement if there is a close of any Covered Transaction and Advisor continues its full efforts set forth in Paragraph (1) above.

    4.          Confidentiality.  Advisor agrees that it will not disclose its relationship with Company pursuant to this Agreement except for purposes of achieving its objectives. Advisor will not advertise or promote the fact that it is providing services to Company hereunder except upon prior review and approval by Company.

Advisor and Company mutually agree that they will not disclose any confidential information received from the other party to others except with the written permission of the party or as such disclosure may be required by law. Upon termination of this engagement, Advisor shall return all originals and copies of all documents provided by Company to Advisor or prepared for Company, or by other representatives or professionals of Company or by Advisor.

5.           Governing Law.  This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York.  The Company (l) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York.  THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

The parties hereto being in agreement with the terms and provisions set forth herein so indicate by signing in the spaces provided below.

AMERICAN CAPITAL PARTNERS, LLC

By: _________________________________
Name:
Title:

ACCEPTED AND AGREED AS OF
THE DATE FIRST APPEARING ABOVE

THEATER XTREME ENTERTAINMENT GROUP, INC.

By: ________________________________
Robert Oberosler
Chairman and
Chief Executive Officer